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                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT


         Agreement, made this 1st day of March, 1999, between Hallmark Entertainment Networks, Inc., a Delaware corporation with offices at 1325 Avenue of the Americas, New York, New York 10019-3800, or its permitted assigns ("Employer"), and David Evans, 1464 Lindacrest Drive, Beverly Hills, California 90210 ("Employee").

                                  WITNESSETH:

         WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

         1. Employment and Duties.

         (a) Effective March 1, 1999 (the "Effective Date"), Employer hereby employs Employee and Employee hereby agrees to serve as President and Chief Executive Officer reporting to the Board of Directors of Employer. Employee agrees to perform such services consistent with Employee's position as shall, from time to time, be assigned to Employee, including but not limited to development of existing and new channels which Employer owns or in which Employer invests. Employee shall use Employee's best efforts to promote the interests of Employer and shall devote Employee's full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below). So long as it does not interfere with Employee's performance of his duties hereunder, Employee will be permitted to continue consulting work with TCI and its affiliates.

         (b) Employee's primary duties shall be to act as the chief executive officer and operating head of Employer responsible for administering the approved annual budget and directing the overall development of Employer's business subject to the guidance of the Board of Directors. Employee will be responsible for such television programs and other audiovisual properties (collectively, the "Properties" and individually, a "Property") as are assigned to him. Employer shall use its reasonable best efforts during the Term to procure Employee's appointment as non-executive Chairman of Odyssey Holdings, LLC, in which Employer has an investment.


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         (c) Employer and its owners may be incorporating subsidiary production or distribution companies for the development or distribution of individual Properties. Employer shall have the right to loan or make available, without additional compensation to Employee, Employee's services as an officer or director to any such subsidiary, provided, that his duties as an officer of any such subsidiary shall be consistent with his duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee's services for each such subsidiary.

         2. Term of Employment. The term of Employee's employment ("Term") with Employer shall commence on the Effective Date and shall end on the day before the third anniversary of the Effective Date in 2002, unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

         3. Compensation.

         (a) Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the annual rate of $675,000 per year from the Effective Date through the end of the Term. Such salary shall be paid biweekly, in arrears.

         (b) Bonuses.

                  (i) Performance Bonus. As of the day before each anniversary of the Effective Date through the end of the Term, Employee shall be entitled to a performance bonus of up to 50% of his then annual rate of salary if Employer has achieved 20% growth over the immediately preceding twelve-month period in net revenues to its fully or partially owned channels, as reasonably determined by Employer. If Employer does not achieve 20% growth in such net revenues, then Employee shall receive a pro rata portion of such 50% bonus based on the growth that does occur, provided that no bonus shall be due if there is no growth in net revenues. An example of how such performance bonus might be calculated is attached as Schedule 1 hereto. Such bonus shall be due within thirty days after it is earned. Subject to the provisions of Paragraph 8, Employer shall guarantee to Employee a full performance bonus for the twelve months ending the day before the first anniversary of the Term. As used herein, "net revenues" shall be determined according to Employer's normal accounting practices, consistently applied throughout the Term in accordance with generally accepted accounting principles, and shall include the


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         consolidated net revenues of Employer and its subsidiaries, after intercompany eliminations, with revenues of partially owned subsidiaries being included in proportion to Employer's interest in same. If during the Term, Employer sells or otherwise disposes of an operation, or acquires part or all of an operation or increases its interest in a partially owned operation, and as a result net revenues are reduced or increased, equitable adjustment (as mutually agreed by Employer and Employee) shall be made in the prior year's base for purposes of determining Employee's performance bonus.

                  (ii) Discretionary Bonus. Employee may be paid such additional bonus and at such times as Employer in its sole discretion determines.

         (c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, and such other deductions as may be required by law.

         (d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, first-class travel and hotel accommodations, meals and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for its senior executive personnel.

         (e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) four weeks paid vacation, (ii) participation in a Share Appreciation Rights ("SAR") Plan in the form attached as Exhibit A, and (iii) any other fringe benefits, on terms that are or may become available generally to senior executives of Employer or to any executive of Employer more senior to Employee, whichever is more favorable to Employee. To the extent permitted by any fringe benefit plan, all waiting periods applicable to Employee shall be waived, and if it cannot be waived, Employer shall reimburse Employee for COBRA and similar payments he may reasonably incur during such waiting period.

         Employee will be granted two million SARs, as of the Effective Date, in the Share Appreciation Rights Plan, subject to approval of Employer's Board of Directors.


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         (f) SAR Plan Special Rule. Notwithstanding the provisos in the first sentence of paragraph 4 of the SAR Plan, the limits on distributions shall not apply to Employee if during the first three years of the Term and one year thereafter, a "Market Event" occurs. A "Market Event" shall mean (i) a public offering of equity securities of Employer commenced during the Term and completed no later than one year after the Term or (ii) a sale of all of the outstanding stock of Employer or the sale of all or substantially all of the assets of Employer to an unrelated third party completed no later than one year after the Term. Furthermore, the Board of Directors of Employer may waive such limitations in its sole discretion.

         4. Place of Employment; Personal Assistant. During the Term, Employee shall be required to perform Employee's duties at the Los Angeles office of Employer, and Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee's duties hereunder. Employee's current personal assistant will be employed by Employer as Employee's personal assistant at the same compensation which such assistant received from Employee's prior employer.

         5. Confidentiality; Intellectual Property; Name and Likeness.

         (a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer (and its principal owners, executives, representatives and employees who need to know such information) or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to his own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the


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President of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

         (b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

         (c) Employer shall have the right in perpetuity to use Employee's name reasonably in connection with credits for Properties for which Employee performs any services.

         6. Employee's Representations. Employee represents and warrants that:

         (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

         (b) To the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

         7. Non-Competition: No Raid.

         (a) During the Term, and except as permitted under Paragraph 1(a), Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the "Other Business").


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         (b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ or knowingly attempt to employ or assist anyone else to employ any person who is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer.

         8. Termination.

         (a) This Agreement may be terminated and the Term ended on five business days written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

                  (i)  The death of Employee;

                  (ii) By Employer, on the physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of ninety business days during any twelve-month period of the Term. For purposes of counting the aggregate of ninety business days, days properly designated by Employee as vacation days shall not be counted;

                  (iii) By Employer, for "cause," which for purposes of this Agreement shall be defined as:

                           (A) the illegal use of a controlled substance, or the
                  immoderate use of alcohol which adversely and materially or frequently affects Employee's performance of Employee's services under this Agreement;

                           (B) Employee's conviction of any act which
                  constitutes a felony under federal, state or local laws or the law of any foreign country;

                           (C) Employee's persistent failure after written
                  notice to perform, or Employee's persistent refusal to perform after written notice, Employee's duties and responsibilities pursuant to this Agreement; or

                           (D) Employee's dishonesty in non-trivial financial
                  dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of his duties hereunder,


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                  (iv) By Employee, for "good reason" which phrase shall mean:
         (a) a material breach by Employer of any of its material obligations to Employee hereunder which Employer has failed to cure within ten business days after written notice from Employee specifying such breach; or (b) a public offering of equity securities is completed, if at the time of such offering, such entity is the owner, directly or indirectly, of a controlling interest in Employer, provided that this clause (b) shall not apply to any public offering of equity securities by Employer or any subsidiary of Employer.

         (b) Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with not less than thirty (30) days advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b), the Employer shall pay to the Employee within thirty (30) days after such notice of termination the remaining amounts described in Paragraph 3 above for the balance of the Term (or if less than one hundred eighty (180) days are left in the Term at the expiration of such thirty (30) days), for one hundred eighty (180) days as if there had been no termination of this Agreement, discounted to the date of payment at the Alternate Base Rate (as such term is defined in an October 16, 1998 Credit Agreement, as amended, between Hallmark Entertainment, Inc. and Chase Manhattan Bank) on the date payment is made pursuant to this Paragraph 8(b), and except for any annual bonus and payments under the SAR Plan which Employee is due hereunder (which shall be paid when due), Employer shall have no further obligations to Employee hereunder. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

         (c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i) and 8(a)(iii)(A)-(D) above, Employee shall be paid Employee's salary through the later of the expiration of the five
(5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs after which Employer's obligation to pay salary to Employee shall terminate. Should Employer terminate this Agreement due to Employee's disability as defined above in Paragraph 8(a)(ii), Employee shall continue to receive six months of salary. After making the payments provided for in this subparagraph (c), Employer shall have no further obligations to Employee.


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        (d) If Employee validly terminates this Agreement for good reason,
Employer shall pay to Employee within thirty (30) days after such notice of termination the remaining amounts described in Paragraph 3 above for the balance of the Term, discounted to the date of payment at the Alternate Base Rate on the date payment is made pursuant to this Paragraph 8(d) and except for any annual bonus and payments under the SAR Plan which Employee is due hereunder, Employer shall have no further obligations to Employee hereunder. If Employee terminates this Agreement under this Paragraph 8(d), Paragraph 7(a) shall not apply from the date of termination.

         (e) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

         (f) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

         9. Breach: Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of New York shall apply to any dispute or action regarding this agreement and Employee agrees to submit to the jurisdiction of any court of competent jurisdiction in New York in any such action and agrees to waive all objections to such jurisdiction, including (but not limited to) any objections based upon lack of personal jurisdiction or venue or forum non conveniens.

         10. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although she may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their


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entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

         11. Amendment: Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

         12. Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

         13. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee's address first written above and, in the case of Employer, addressed to its President with a copy to General Counsel, Hallmark Cards, Incorporated, 2501 McGee Trafficway, Kansas City, Missouri 64108. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

         14. Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

         15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.


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         IN WITNESS WHEREOF, Employer has by its appropriate officer signed this
Agreement and Employee has signed this Agreement as of the day and year first above with.


                                       HALLMARK ENTERTAINMENT NETWORKS,

                                       /s/ ROBERT A. HALMI, JR.

                                       By:  Robert A. Halmi, Jr.
                                           -----------------------------

                                       Title:   President
                                             ---------------------------

                                       EMPLOYEE



                                       /s/ DAVID EVANS
                                       ---------------------------------
                                       David Evans


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                                   SCHEDULE 1

                  Examples of Calculation of Performance Bonus


Assumption:

         Annual Salary = $675,000.

         Basis for measure: increase in net revenues to Employer's fully or partially owned channels.

         A. If net revenues increase by 20% or more, then performance bonus equals $337,500, or 50% of salary.

         B. If net revenues increase by 10%, then performance bonus equals $168,750, or 25% of salary.

         C. If net revenues increase by 5%, then performance bonus equals $84,375, or 12.5% of salary.

         D. If net revenues do not increase, there will be no performance bonus.



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                                                                       Exhibit A

                      HALLMARK ENTERTAINMENT NETWORKS, INC.

                         Share Appreciation Rights Plan


         1. PURPOSE. To provide the chief executive officer and other key officers of the Company with incentives linked to the increase in the Company's market value.

         2. ELIGIBILITY. The chief executive officer and other key officers of the Company as approved by the Board of the Company.

         3. SHARE APPRECIATION RIGHTS. The Board of Directors has authorized the creation of 3,000,000 phantom share appreciation rights ("SARs"). The SARs will be subject to restrictions herein described related to their exercise and transferability and will provide plan participants with the right to benefit from any increase in the value of SARs for a specified number of years. The SARs will have none of the rights associated with common shares such as voting or dividend rights and will have no value outside the context of this Plan.

         4. UNIT VALUATION. Initially, the value of an SAR (the "Unit Value") will be an amount equal to 3% of $450 million, i.e., $13.5 million, divided by 3,000,000. Subsequently the Unit Value will be the quotient of (i) an amount equal to 3% of the Plan Value of the Company divided by (ii) 3,000,000; provided, however, that the aggregate distribution pursuant to this Plan shall not exceed $15 million and provided, further, that the aggregate distribution pursuant to this Plan to any single person shall not exceed $10 million.

            A. Except as set forth in subparagraphs 4C and D and 7B below, during any period when the Company's stock is not publicly traded, the "Plan Value of the Company" shall be the fair market value of the common stock of the Company, determined as set forth below. The "fair market value of the Company" means the price which could reasonably be expected to be obtained for the common stock of the Company within six (6) months after the valuation if it were sold in a single arms' length transaction wherein there would be a change of control, using valuation techniques then prevailing in the industry that would maximize after tax earnings to Hallmark and assuming a reasonable period for effecting such sale. The Qualified Appraisers, hereinafter defined, shall consider, among other factors they deem relevant and customarily considered in transactions of this nature in determining the value of the Company, whether the business is continuing as an ongoing concern and whether the then current management is remaining in place and for what duration or, if known, the new management team.

            B. Except as set forth in subparagraphs 4C and D and 7B below, and unless less than 10% of the outstanding stock of the Company is publicly traded, during any period when the Company's common stock is publicly traded, the "Plan Value of the Company" shall be the market capitalization of the Company (i.e., the closing market value of a share of common stock of the Company as shown in The Wall Street Journal on the valuation date or the next following date on which such trading occurred, times the number of outstanding shares of stock of the Company).

            C. In the event of the sale of all of the outstanding stock of the Company, the Plan Value of the Company shall be the sale price of the common stock of the Company.

            D. In the event of the sale of all or substantially all of the assets of the Company, the Plan Value of the Company shall be the sale price of the assets, net of the amount of any debt assumed by the buyer or the amount of any debt required to be paid by Seller.

         5. SAR GRANTS. SARs shall be granted at the discretion of the Board of Directors. At the date of a grant of SARs, the exercise price ("Base Value") of an SAR will equal the most recently determined Unit Value. Thereafter the Base Value of a granted SAR will be increased by an amount equal to the quotient of 3% of (i) any equity contribution by stockholders or members to the Company divided by (ii) 3,000,000 and decreased by an amount equal to the quotient of
(i) 3% of any capital distributions of dividends to stockholders divided by (ii) 3,000,000.

         6. SAR EXERCISE.

            A. Term. The term of the Plan and of each SAR will end December 31, 2002. The SARs, vested or unvested, will have no rights or value after their term has expired except as provided in Paragraph 7A.

            B. Vesting Provisions. SARs will vest in thirty-six (36) equal installments commencing the date of grant and monthly thereafter.

            C. Payment on Exercise. Upon exercise of a vested SAR the participant will receive the Appreciation Value of the SAR. "Appreciation Value" means an amount equal to the excess, if any, of the Unit Value determined as herein provided over the Base Value of the SAR being exercised. Payment will be made in cash unless the Company is prevented by law or the terms of any credit agreement or otherwise from doing so in which event it will issue a negotiable note in the amount due with interest at the prevailing prime rate as published in The Wall Street Journal on the date of issuance. Payments on any such notes will be subordinate to the payment of indebtedness of the Company for borrowed money from external sources, to the extent that the terms of that borrowed money prevent payment of such notes, and will be paid as soon as permitted.

         7. REDEMPTIONS.

            A. Any vested SARs outstanding on the day after the end of the Plan term shall be bought by the Company at their Appreciation Value.


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            B. In the event of the sale of a controlling interest of the Company or of all or substantially all of its assets, the Company will have the right (but not the obligation) to buy back any or all remaining SARs at their Appreciation Value. In the event of a sale of a controlling interest in the Company but not the entire Company, the Appreciation Value shall be calculated as if it were a redemption at the end of the Plan term. In such event all SARs shall be fully vested.

         8. TERMINATION. In the event of a participant's involuntary termination without cause or a participant's termination for "good reason" from the Company, one-half of the participant's unvested SARs shall be vested. In the event of a participant's voluntary termination without "good reason" or involuntary termination with cause from the Company or its affiliates, all unvested SARs shall be forfeited. "Termination Without Cause" as used herein shall mean what such term is defined in a participant's employment agreement or it shall mean (if such term is not otherwise defined in a participant's employment agreement) termination which is not reasonably justifiable by participant's conduct, failure to perform as directed, or behavior damaging to the reputation or image of the Company or its business or which materially impairs the effectiveness of the participant in his/her position. Any other involuntary termination shall be deemed to be with cause. Termination by a participant for "good reason" shall be as defined in his employment agreement (or if not defined in a current employment agreement, due to a substantial breach by the Company of his written employment agreement). The good faith determination of the Board of Directors as to whether a termination is with or without cause or is voluntary shall be binding on the participant.

         Determination of the value of the vested SARs will be made as if SARs were exercised at the end of the year preceding the year of the participant's termination, except that on a termination "without cause" or for "good reason," a participant may elect, by written notice delivered to Company within 30 days after such termination, to have his SARs valued under paragraph 7 as if there had been no termination.

         9. RETIREMENT, DEATH, OR PERMANENT DISABILITY. In the event of a participant's retirement, death or permanent disability:

         --       Unvested SARs shall be vested.

         -- Vested SARs shall be valued at an amount equaling the difference between the Base Value of the SARs being exercised and the most recently determined Unit Value for such SARs pursuant to 11E prior to the date of retirement, death or permanent disability.

         10. SALE OF A CONTROLLING INTEREST. In the event of the sale of controlling interest of the Company or of all or substantially all of its assets and the Company does not elect to mandatorily buy-back any and/or all SARs, the Company shall require under the terms of the


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transaction that the third party transferee be bound by any and/or all Plan obligations of the Company.

         11. MISCELLANEOUS.

             A. Funding. All benefits from this Plan shall be payable solely from the general assets of the Company and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits from this Plan. The participant shall have no right, title, or interest in or to any investments which the Company may make to aid in meeting its obligations under this Plan. Nothing contained in this document, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Plan, such rights shall be not greater than the right of an unsecured creditor of the Company.

             B. Transfer. SARs may not be transferred other than to the Company, or one of its shareholders with the consent of the Company, and by will or the laws of descent and distribution. Each participant shall have the revocable right to make a written designation of one or more beneficiaries and one or more contingent beneficiaries. The designation of a beneficiary, and any revocation and redesignation, shall be effective when received by the Company. No participant may assign, transfer, alienate, or encumber in any manner his interest under this Plan. No participant may borrow funds and grant a security interest or otherwise pledge his rights under this Plan. No provision of this Plan shall be construed to limit the right of the Company to discharge any participant or to confer upon any participant the right to continued employment or any other right not specifically granted in this document.

             C. Taxes. The Company shall be entitled to withhold the amount of any withholding tax or other amounts required by law or regulation to be withheld with respect to any amount payable under this Plan.

             D. Administration. This Plan shall be administered by the Board of Directors of the Company. The Board shall have full power to construe and interpret this Plan, to establish and amend rules for its administration, to grant SARs under the Plan, to decide any dispute which may arise thereunder and to correct any defect or omission or reconcile any inconsistency in this Plan and any employment agreement. All actions taken and decisions made by the Board pursuant to this Plan in good faith shall be binding and conclusive on all persons interested in the Plan. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

             E. Determination of Plan Value of the Company. Except as set forth in subparagraphs 4C, 4D and 7B, the Plan Value of the Company pursuant to Sections 4 and 7 hereof, for the purpose of valuation and payment of SARs (other than a redemption at the end of the term) shall be as agreed by the participant (or his legal representatives in the event of his


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death) holding more than a majority of the vested SARs (the "Designated
Participant") and the Board of Directors or, failing to agree, as determined by the independent appraiser which values Hallmark annually, based upon its most recent appraisal but adjusted for the fair market value definition herein including an assumed change in control and for the Equity Return and debts as set forth in Paragraph 4A relating to Plan Value of the Company. For the purpose of a redemption by the Company at the end of the term and except as set forth in subparagraphs 4C, 4D and 7B, the Plan Value pursuant to Sections 4 and 7 hereof shall be as agreed by the Designated Participant and the Board of Directors or, failing to agree, the Board and the Designated Participant shall each designate a Qualified Appraiser, which Qualified Appraisers shall be retained by the Company to determine the Plan Value of the Company as of the applicable Appraisal Date. Each Qualified Appraiser shall submit its written determination of the Plan Value of the Company to the Company within 45 days after the date of its retention. If the higher determination of the two Qualified Appraisers is not greater than 110% of the lower determination, the Plan Value of the Company shall be the average of such two determinations. If the higher determination is greater than 110% of the lower determination then such two Qualified Appraisers shall jointly select within ten (10) days after the date on which the later of such two determinations was delivered a third Qualified Appraiser to be retained by the Company. Such third Qualified Appraiser shall deliver its written determination of the Plan Value of the Company as of the applicable Appraisal Date within 30 days after its retention, and the Plan Value of the Company shall be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations. "Qualified Appraiser" shall mean a nationally recognized appraisal or investment banking firm with substantial experience as of the applicable Appraisal Date in valuing entertainment properties. The Company shall pay the expense of the appraiser selected by it and, up to $100,000 for the second and third appraisers collectively. The selling participant shall pay the balance of the cost of such appraisers.

             F. Amendments. This Plan may be amended by the Board of Directors of the Company provided if any amendment would materially adversely affect the rights of Plan participants to outstanding SARs, e.g., the issuance of additional SARs which would dilute the value of outstanding SARs, it must be approved by holders of 50% of the outstanding SARs.

             G. Employment Agreements. The provisions hereof may be modified by the employment agreements between a participant and the Company. In such event the provision of the Employment Agreement shall control.



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